NEWS RELEASE
2421 Main Street, Buffalo, NY 14214

FOR IMMEDIATE RELEASE

Great Lakes Bancorp Announces 2007 Second Quarter Results

Buffalo, New York, July 31, 2007 - Great Lakes Bancorp, Inc. (NYSE: GLK), the bank holding company for Greater Buffalo Savings Bank, today announced a net loss for the second quarter and six months ended June 30, 2007 of $270 thousand ($0.02 per share) and $863 thousand ($0.08 per share), respectively. This compares to a net loss of $53 thousand ($0.01 per share) for the second quarter of 2006 and $134 thousand ($0.02 per share) for the first half of 2006.

The 2007 results reflect increases in net interest income and noninterest income, offset by higher operating costs associated with the Bank’s branch development and personnel additions to its lending, support functions and management team. In addition, the Company recorded reductions in loan loss allowance on strong credit quality that benefited 2007 results.

Andrew W. Dorn, Jr., President and Chief Executive Officer, was upbeat on the Bank’s results for the second quarter. “Despite a challenging interest rate environment, our net interest income continued to improve on strong loan growth and the credit quality of our loan portfolios is very strong. Branch development has remained on track resulting in the opening of our 16th office in Orchard Park in July.”

Net interest income increased $41 thousand, or 1.1%, to $3.9 million for the current quarter compared with the second quarter of 2006. Interest income increased $474 thousand in the current quarter, as average loan balances increased $81.4 million, or 17.7%, to $540.1 million. Interest expense increased $433 thousand in the current quarter compared with the 2006 quarter. While average interest-bearing liabilities were down by $18.1 million comparing the two quarters, average rates paid on these liabilities increased from 3.83% to 4.17%. Net interest margins improved slightly from 1.97% in the 2006 quarter to 2.03% in the current quarter.

The Company reduced loan loss allowance in the current quarter benefiting results by $380 thousand. This compared to additional loan loss provisions of $318 thousand recognized in the second quarter of 2006. The $380 thousand benefit reflects the workout of two commercial credit issues that arose in the fourth quarter of 2006 and reductions in formula-based reserves on the Company’s automobile loan portfolios that continued to exhibit minimal losses.

Noninterest income increased by $415 thousand, or 70.7%, to $1.0 million for the current quarter compared with the second quarter of 2006. Noninterest income was up across all categories with the largest increase coming from the Company’s mortgage banking activities.

Noninterest expense increased by $1.3 million, or 28.8%, to $5.7 million for the current quarter compared with the second quarter of 2006. Expenses increased across most categories, with employee and occupancy costs representing the largest increases as the Bank focused on completing its retail branch network and made significant additions to its workforce.

Results for the first half of 2007 reflected similar developments. Net interest income was up $362 thousand to $7.7 million as compared with the first half of 2006. Reductions in loan loss allowance benefited the first half of 2007 by $113 thousand compared to additional loan loss provisions of $558 thousand recorded in the first half of 2006. Noninterest income increased $674 thousand and noninterest expense was up by $2.5 million in the first half of 2007 as compared with the 2006 period.

At June 30, 2007, the Company had total assets of $892.0 million compared to $942.2 million at June 30, 2006.

Earnings Conference Call

Andrew W. Dorn, Jr., President and CEO, and Michael J. Rogers, Executive Vice President and CFO, will host a conference call on August 1, 2007 at 4:30 p.m. eastern time to discuss the results of the second quarter and to provide an update on business developments and strategy. Some of the responses to these questions may contain information that has not been previously disclosed. Interested parties may access the conference call by dialing toll-free (800) 936-9754. Participants are asked to call in a few minutes prior to the call to allow time for registration. Internet access to the call is also available (audio only) by clicking “Webcasts & Presentations” on the Company’s website at www.greatlakesbancorp.com. A replay of the call will be available through October 1, 2007 by calling (877) 519-4471 and entering the pin number, 9030744. The archived webcast will also be available on the Company’s website at the address above for an extended period of time.

About Great Lakes Bancorp

Great Lakes Bancorp, Inc. is the bank holding company for Greater Buffalo Savings Bank, a Buffalo-based, full-service community bank that serves residents and businesses located throughout Western New York. The Bank has 16 full-service offices in operation with one additional office currently under construction. More information about Greater Buffalo Savings Bank can be found on the Internet at www.gbsb.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current plans and expectations, which are subject to a number of risk factors and uncertainties that could cause future results to differ materially from historical performance or future expectations.

These differences may be the result of various factors, including changes in general, national or regional economic conditions, changes in loan default and charge-off rates, reductions in deposit levels necessitating increased borrowing to fund loans and investments, changes in interest rates, changes in levels of income and expense in noninterest income and expense related activities, competition, and other risk factors.

For further information on these risk factors and uncertainties, please see Great Lakes Bancorp’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006. Great Lakes Bancorp undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or other changes.

Contacts:
Andrew W. Dorn, Jr. President and Chief Executive Officer	Michael J. Rogers Executive Vice President and Chief Financial Officer
Phone: (716) 961-1920	Phone: (716) 961-1980

GREAT LAKES BANCORP, INC.
Summary of Quarterly Financial Data

			Quarterly Trends
	Six months ended		2007		2006
	June 30,		Second	First	Fourth	Third	Second
	2007	2006	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT DATA
(Dollar amounts in thousands)
Interest income	$22,543	20,752	11,431	11,112	10,840	11,137	10,957
Interest expense	14,833	13,404	7,493	7,340	7,049	7,141	7,060
Net interest income	7,710	7,348	3,938	3,772	3,791	3,996	3,897
Provision (credit) for loan losses	(113)	558	(380)	267	443	29	318
Net interest income after provision (credit) for loan losses	7,823	6,790	4,318	3,505	3,348	3,967	3,579
Noninterest income:
Service charges on deposit accounts	390	295	214	176	174	184	161
Other fees and service charges	344	243	185	159	156	137	131
Gain on sale of mortgage loans	325	-	263	62	16	-	-
Loan fee income	302	159	182	120	91	88	135
Earnings on bank-owned life insurance	243	231	122	121	121	117	116
Other operating income	72	74	36	36	42	58	44
Total noninterest income	1,676	1,002	1,002	674	600	584	587
Noninterest expense:
Salaries and employee benefits	6,374	4,905	3,332	3,042	3,067	2,716	2,596
Occupancy, equipment and furnishings	1,478	1,152	746	732	690	630	595
Data processing and operations	567	450	299	268	272	240	229
Professional services	375	291	171	204	269	167	154
Advertising	273	390	139	134	113	202	198
Printing, postage and supplies	268	209	159	109	109	123	99
Other operating expenses	1,505	940	833	672	637	544	539
Total noninterest expense	10,840	8,337	5,679	5,161	5,157	4,622	4,410
Income (loss) before income taxes	(1,341)	(545)	(359)	(982)	(1,209)	(71)	(244)
Income tax provision (benefit)	(478)	(411)	(89)	(389)	(456)	(62)	(191)
Net income (loss)	$(863)	(134)	(270)	(593)	(753)	(9)	(53)

SELECTED OPERATING DATA
Net income (loss) per share - Basic and diluted	$(0.08)	(0.02)	(0.02)	(0.05)	(0.07)	0.00	(0.01)
Net income (loss) (annualized):
Return on average assets	(0.20)%	(0.03)	(0.12)	(0.27)	(0.34)	0.00	(0.02)
Return on average equity	(1.28)%	(0.40)	(0.80)	(1.77)	(2.19)	(0.03)	(0.21)
Efficiency ratio	113.9%	98.3	113.4	114.3	115.7	99.5	96.9
FTE personnel - end of period	260	233	260	245	239	234	233
Number of branches - end of period	15	12	15	15	14	14	12
Stock price (NYSE: GLK)(1):
High	$14.74	20.98	14.74	14.69	16.63	17.45	20.98
Low	$11.77	16.74	11.77	11.90	13.82	14.05	16.89
Close	$13.21	17.48	13.21	12.00	14.04	16.07	17.48

(1) Stock price data prior to the May 1, 2006 merger is that of Bay View Capital Corporation.

GREAT LAKES BANCORP, INC.
Summary of Quarterly Financial Data (continued)

	2007		2006
	June 30,	March 31,	December 31,	September 30,	June 30,
SELECTED BALANCE SHEET DATA
(Dollar amounts in thousands)
Cash:
Cash and cash equivalents	$14,210	15,549	14,026	13,305	83,246
Restricted cash	3,875	3,851	3,923	3,900	17,970
Total cash	18,085	19,400	17,949	17,205	101,216
Investment securities:
Available for sale	216,541	226,808	233,853	242,360	247,783
Held-to-maturity	15,981	15,989	15,997	16,004	16,011
Total investment securities	232,522	242,797	249,850	258,364	263,794
Loans:
Real estate loans:
Residential	252,240	253,626	253,709	247,135	241,530
Home equity	56,664	53,337	53,676	53,235	50,671
Commercial	87,622	89,706	78,666	69,878	70,773
Construction	19,904	30,066	25,481	23,543	11,077
Commercial and industrial	63,044	62,530	55,055	53,791	52,671
Automobile loans	49,315	46,151	43,719	43,284	43,249
Other consumer loans	1,106	765	659	769	554
Total loans	529,895	536,181	510,965	491,635	470,525
Allowance for loan losses	(2,978)	(3,950)	(3,781)	(3,375)	(3,370)
Deferred loan costs, net	6,750	6,707	6,744	6,761	6,688
Total loans, net	533,667	538,938	513,928	495,021	473,843
Net deferred tax asset (2)	56,950	56,221	43,106	42,160	43,475
Goodwill (2)	33	19	12,832	12,271	11,721
Total assets	891,973	904,829	884,412	869,341	942,175
Total interest-earning assets	782,185	796,321	778,617	766,067	841,861
Deposits:
Noninterest-bearing checking	32,151	28,522	37,145	29,022	29,194
Interest-bearing checking	46,647	47,788	45,139	43,443	40,908
Savings and money market	216,848	217,668	214,454	230,037	259,480
Total core deposits	295,646	293,978	296,738	302,502	329,582
Certificates of deposit	350,397	342,903	337,918	354,018	323,448
Total deposits	646,043	636,881	634,656	656,520	653,030
Short-term borrowings	9,114	25,787	17,900	9,539	12
Long-term borrowings	91,372	96,372	86,372	56,372	124,872
Total interest-bearing liabilities	714,378	730,518	701,783	693,409	748,720
Net interest-earning assets	67,807	65,803	76,834	72,658	93,141
Shareholders’ equity	134,330	135,623	135,510	136,208	133,827
Tangible shareholders’ equity (1)	134,297	135,604	122,678	123,937	122,106
Securities available for sale - fair value adjustment included in shareholders’ equity	$(2,834)	(1,789)	(2,437)	(2,432)	(4,863)
Common shares outstanding	10,925,218	10,921,796	10,921,796	10,915,274	10,913,535

(1) Excludes goodwill recognized in connection with the Bay View merger.
(2) Includes $13.0 million that was reclassified from goodwill to deferred tax assets upon the adoption of FIN 48 in the first quarter of 2007.

GREAT LAKES BANCORP, INC.
Summary of Quarterly Financial Data (continued)

	2007		2006
	June 30,	March 31,	December 31,	September 30,	June 30,
CAPITAL RATIOS

Tier 1 risk-based capital	18.8%	18.8	20.2	21.6	18.9
Total risk based capital	19.4%	19.6	21.0	22.3	19.5
Tier 1 (core) capital	11.2%	11.3	11.7	11.6	11.9
Equity to assets	15.1%	15.0	15.3	15.7	14.2
Tangible shareholders’ equity to tangible assets (1)	15.1%	15.0	14.1	14.5	13.1
Shareholders’ equity per share	$12.30	12.42	12.41	12.48	12.26
Tangible shareholders’ equity per share (1)	$12.29	12.42	11.23	11.35	11.19

ASSET QUALITY DATA (Dollar amounts in thousands)

Nonaccrual loans	$1,481	3,688	3,548	1,186	1,113
Accruing loans past due 90 days or more	210	-	-	-	560
Total non-performing loans	1,691	3,688	3,548	1,186	1,673
Foreclosed assets	1,018	77	91	82	583
Total non-performing assets	$2,709	3,765	3,639	1,268	2,256
Provision (credit) for loan losses	$(380)	267	443	29	318
Net loan charge-offs	$(592)	(98)	(37)	(24)	(22)
Net charge-offs to average loans	0.44%	0.08	0.03	0.02	0.02
Total non-performing loans to total loans	0.32%	0.68	0.69	0.24	0.35
Total non-performing assets to total assets	0.30%	0.42	0.41	0.15	0.24
Allowance for loan losses to total loans	0.55%	0.73	0.73	0.68	0.71
Allowance for loan losses to non-performing loans	176.13%	107.11	106.58	284.62	201.42

________
(1) Excludes goodwill recognized in connection with the Bay View merger.

GREAT LAKES BANCORP, INC.
Summary of Quarterly Financial Data (continued)

			Quarterly Trends
	Six months ended		2007		2006
	June 30,		Second	First	Fourth	Third	Second
	2007	2006	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES
(Dollar amounts in thousands)
Taxable securities	$231,288	253,009	227,097	235,525	243,864	252,513	261,667
Tax-exempt securities	15,135	15,170	15,131	15,140	15,148	15,157	15,165
Commercial loans:
Commercial real estate	107,973	69,472	110,708	105,208	91,778	85,811	76,566
Commercial and industrial	60,509	41,214	63,013	57,977	54,367	53,361	43,384
Consumer loans:
Residential mortgages	257,456	234,436	258,192	256,711	254,557	246,749	238,862
Home equity	52,924	50,262	52,656	53,196	54,263	53,131	50,850
Automobile	45,945	40,464	47,145	44,731	43,223	43,285	41,820
Other	1,246	524	1,664	825	852	604	555
Loans	532,797	442,956	540,127	525,386	505,882	489,694	458,721
Total interest-earning assets	787,186	775,066	790,547	783,788	770,806	793,263	807,686
Allowance for loan losses	(3,763)	(3,059)	(3,631)	(3,896)	(3,418)	(3,319)	(3,151)
Noninterest-earning assets	108,666	59,816	108,536	108,797	105,386	102,631	75,217
Total assets	892,089	831,823	895,452	888,689	872,774	892,575	879,752
Interest-bearing liabilities:
Interest-bearing checking	43,781	42,914	44,711	42,840	42,105	40,916	42,924
Savings	86,207	125,762	84,029	88,408	91,926	98,476	113,834
Money market	131,202	128,626	135,010	127,352	137,413	141,166	140,278
Certificates of deposit	342,658	310,982	346,116	339,162	344,353	349,826	319,300
Borrowings	114,401	120,763	110,832	118,010	76,722	80,222	122,468
Total interest-bearing liabilities	718,249	729,047	720,698	715,772	692,519	710,606	738,804
Noninterest-bearing checking	27,904	25,319	28,767	27,032	33,478	30,606	25,411
Total liabilities	756,435	763,617	759,905	752,928	736,434	757,589	778,915
Stockholders’ equity	135,654	68,206	135,547	135,761	136,340	134,986	100,837
Net earning assets	$68,937	46,019	69,849	68,016	78,287	82,657	68,882
Weighted average common shares outstanding - basic and diluted	10,922,965	6,529,160	10,923,665	10,921,796	10,921,583	10,914,896	8,733,392
Average loans to average deposits	84.3%	69.9	84.6	84.1	77.9	74.1	71.5
Average loans to average assets	59.7%	53.3	60.3	59.1	58.0	54.9	52.1
SELECTED AVERAGE YIELDS/RATES
Total investment securities	5.05%	4.94	5.05	5.04	5.01	4.98	4.98
Loans	6.18%	5.81	6.20	6.15	5.96	5.99	5.86
Total interest-earning assets	5.81%	5.43	5.83	5.78	5.61	5.60	5.47
Interest-bearing checking	1.21%	1.52	1.19	1.22	1.19	1.28	1.48
Savings	2.17%	2.30	2.16	2.18	2.22	2.24	2.28
Money market	3.91%	3.85	3.92	3.91	3.91	3.92	3.92
Certificates of deposit	4.73%	4.13	4.74	4.71	4.60	4.46	4.25
Borrowings	5.40%	4.71	5.40	5.40	5.48	5.58	4.92
Total interest-bearing liabilities	4.16%	3.71	4.17	4.16	4.04	3.99	3.83
Net interest rate spread	1.65%	1.72	1.66	1.62	1.57	1.61	1.64
Contribution of interest-free funds	0.36%	0.23	0.37	0.37	0.42	0.42	0.33
Net interest rate margin	2.01%	1.95	2.03	1.99	1.99	2.03	1.97
________

(1) Stock price data is provided for post-merger dates only (May 1, 2006 through the end of the current period).
(2) Excludes goodwill recognized in connection with the Bay View merger.